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                                                                    EXHIBIT 12.2

                  PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                        UNITED DEFENSE INDUSTRIES, INC.
                                ($ IN MILLIONS)

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                                                                                                  YEAR
                                                                                                  ENDED     9-MONTHS
                                                                                                  1996     SEPT. 1997
                                                                                                ---------  -----------
FIXED CHARGES:
(1/3) of rent expense.........................................................................  $     4.3   $     3.9
Interest expense..............................................................................       66.1        49.6
                                                                                                ---------       -----
  Total Fixed Charges.........................................................................  $    70.4   $    53.5
                                                                                                ---------       -----
                                                                                                ---------       -----

ADJUSTED EARNINGS:
Equity earnings--foreign subsidiaries.........................................................  $    31.9   $    13.5
Dividends received from foreign subsidiaries..................................................       28.1        13.9
                                                                                                ---------       -----
Equity earnings adjustment (a)................................................................       (3.8)        0.4
Net income before taxes (b)...................................................................       (2.5)       (3.2)
Fixed charges (from above) (c)................................................................       70.4        53.5
NUMERATOR: SUM OF (A), (B), & (C)
                                                                                                ---------       -----
Adjusted Income & Fixed Charges...............................................................       69.1        50.7
                                                                                                ---------       -----
DENOMINATOR:
Fixed charges.................................................................................       70.4        53.5
                                                                                                ---------       -----
RATIO OF EARNINGS TO FIXED CHARGES............................................................        1.0         0.9
                                                                                                ---------       -----
                                                                                                ---------       -----
DEFICIT OF EARNINGS TO COVER FIXED CHARGES....................................................       (1.3)       (2.8)
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